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                                                                     EXHIBIT 4.1

                                  PAINEWEBBER
                     INVESTMENT EXECUTIVE STOCK OPTION PLAN
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                                   ARTICLE I

                                    PURPOSE

     The PaineWebber Investment Executive Stock Option Plan (the "Plan") is intended to motivate and retain a strong sales force by rewarding top producers with a meaningful capital accumulation opportunity. The award is designed to align the interest of key sales force members with those of PaineWebber and its subsidiaries, while recognizing the current and future contributions of these individuals to the success of PaineWebber.

                                   ARTICLE II

                                  DEFINITIONS

     When used in this Plan, unless the context otherwise requires, the following terms shall have the meaning set forth below:

          (a) "Administrator" shall mean the person serving from time to time as the Director of Human Resources of PaineWebber Incorporated.

          (b) "Common Stock" shall mean Common Stock, per value $1 per share, of Paine Webber Group Inc.

          (c) "Company" shall mean Paine Webber Group Inc. and shall include any corporation which is or hereafter becomes a direct or indirect subsidiary corporation of Paine Webber Group Inc.

          (d) "Compensation Committee" shall mean the Compensation Committee of the Board of Directors of Paine Webber Group Inc.

          (e) "Fiscal Year" shall mean the annual period used by Paine Webber Group Inc. for financial accounting purposes.

          (f) "Option" shall mean the option granted pursuant to this Plan to acquire Common Stock at the price specified in the governing option agreement.

                                  ARTICLE III

                                 ADMINISTRATION

     The Plan shall be administered by the Administrator.

     The Administrator, subject to Compensation Committee approval, is authorized, subject to the provisions of the Plan, in his discretion, from time to time to grant Options under the Plan; to establish, modify, or rescind such rules and regulations as he deems necessary for the proper administration of the Plan; and to make such determinations and interpretations and to take such steps in connection with the Plan or the Options granted hereunder as he deems necessary or advisable.

     All such actions and determinations by the Administrator under the Plan or with respect to the Options granted thereunder shall be final and binding on all persons. The Administrator shall not be liable for any action taken, or determination made, in good faith.

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                                   ARTICLE IV

                                  COMMON STOCK

     The Common Stock subject to Options may be shares of authorized but unissued Common Stock or previously issued shares of Common Stock reacquired by the Company. Under the Plan the total number of shares of Common Stock which may be purchased pursuant to Options awarded in respect of Fiscal Year 1994 shall not exceed 3,270,000 shares and the total number of shares of Common Stock which may be purchased pursuant to Options worked in respect of Fiscal Year after Fiscal Year 1994 shall not exceed 3,000,000, except as such number of shares shall be adjusted in accordance with provisions of ARTICLE X thereof; provided that in no event shall any Option be granted hereunder if, after giving effect thereto, either (i) the aggregate number of shares subject to Options hereunder and shares previously acquired pursuant to the exercise of Options would exceed twenty (20.0%) percent of the total number of shares of Common Stock outstanding at the time of grant of such Option or (ii) the aggregate voting power of shares subject to Options hereunder and shares previously acquired pursuant to the exercise of Options would exceed twenty (20.0%) percent of the total voting power outstanding at the time of the grant of such Options, in each case exclusive of outstanding shares of Common Stock acquired pursuant to the exercise of Options previously awarded hereunder.

                                   ARTICLE V

                                  ELIGIBILITY

     Investment executives or managers employed by the Company and Kidder Peabody & Company and other investment executives or managers whom PaineWebber is seeking to employ shall be eligible to be granted an Option. No individual who is a director or officer of Paine Webber Group Inc. (including without limitation for purposes of Section 16 of the Securities Exchange Act of 1934) shall be eligible to be granted an Option hereunder.

                                   ARTICLE VI

                                    OPTIONS

     An Option shall entitle the holder thereof to purchase Common Stock at a price determined at or prior to the date of grant by the Compensation Committee. Options granted pursuant to the Plan shall be nonqualified stock options. More than one Option may be granted to any optionee. No Option shall be exercised after the date ten years from the date of grant of the Option.

                                  ARTICLE VII

                        TERMS AND PROVISIONS OF OPTIONS

     Options shall be evidenced by agreements in such form as the Administrator shall from time to time approve, which agreements need not contain uniform terms and conditions but shall comply with and be subject to all the terms and conditions of the Plan. The Option may specify that the Option may not be exercised in whole or in part for a certain period or periods of time. Except as may be so specified, any Option may be exercised in whole at any time or in part from time to time during the period provided.

                                   ARTICLE IX

                               PAYMENT FOR SHARES

     Payment for shares of Common Stock purchased upon exercise of an Option shall be made in full upon exercise of the Option. No Common Stock shall be delivered to an optionee until he has paid to the Company (or made arrangements satisfactory to the Administrator) the amount of tax required to be withheld upon exercise of all such Options.

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                                   ARTICLE X

                 ADJUSTMENT FOR RECAPITALIZATION, MERGER, ETC.

     The aggregate number of shares of Common Stock which may be represented by Options and the number of shares of Common Stock covered by each outstanding Option and the price per share thereof shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock, or for other capital adjustments or payments of stock dividends or distribution or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by Paine Webber Group Inc.

     The foregoing adjustments and the manner of application of the foregoing provisions shall be determined by the Administrator in his sole discretion. Any such adjustment may provide for the elimination of any fractional share which might otherwise become subject to an Option.

                                   ARTICLE XI

                          RIGHTS OF HOLDERS OF OPTIONS

     A holder of an Option shall have no rights as a stockholder with respect to any share covered by his Option until he shall have become the holder of record of such share, and be shall not be entitled to any dividends or distributions or other rights in respect of such share for which the record date is prior to the date on which he shall have become the holder of record thereof.

                                  ARTICLE XII

               EFFECTIVENESS, AMENDMENT OR DISCONTINUANCE OF PLAN

     The Plan shall be effective with respect to Fiscal Years beginning on or after January 1, 1988. The Compensation Committee may, without the consent of any participant, at any time terminate the Plan entirely and at any time or from time to time amend or modify the Plan; provided that no such action shall adversely affect Options theretofore granted hereunder.

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